Exhibit 107

Calculation of Filing Fee Tables

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(Form Type)

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(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit(1)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid	Equity	Class A Common Stock, par value $0.0001 per share	457(c)	4,051,006	$4.93	$19,967,408.57	0.00015310	$3,057.01
Fees Previously Paid	Equity	Class A Common Stock, par value $0.0001 per share	457(c)	4,250,000	$7.56	$32,130,000.00	0.00015310	$4,919.10
Carry Forward Securities
Carry Forward Securities
	Total Offering Amounts					$52,097,408.57		$7,976.11
	Total Fees Previously Paid							$4,919.10
	Total Fee Offsets							—
	Net Fee Due							$3,057.01

(1)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) promulgated under Securities Act based on the average of the high and low sales prices of shares of Class A Common Stock on The Nasdaq Stock Market LLC on March 24, 2025 (such date being within five business days prior to the date that this registration statement was filed with the U.S. Securities and Exchange Commission).